                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant /x/
Filed by a party other than the Registrant / /

Check the appropriate box:

/ /   Preliminary proxy statement
/x/   Definitive proxy statement
/ /   Definitive additional materials
/ /   Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                   BASSETT FURNITURE INDUSTRIES, INCORPORATED
                (Name of Registrant as Specified in Its Charter)

                   BASSETT FURNITURE INDUSTRIES, INCORPORATED
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

/x/   $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
         1)      Title of each class of securities to which transaction
                 applies:                                                    N/A
                         -------------------------------------------------------
         2)      Aggregate number of securities to which transactions applies:
                                                                             N/A
                 ---------------------------------------------------------------
         3)      Per unit price or other underlying value of transaction
                 computed pursuant to Exchange Act Rule 0-11:                N/A
                                                             -------------------
         4)      Proposed maximum aggregate value of transaction:            N/A
                                                                 ---------------

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing of which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
         1)      Amount previously paid:                                     N/A
                                        ----------------------------------------
         2)      Form, schedule or registration statement no.:               N/A
                                                              ------------------
         3)      Filing party:                                               N/A
                              --------------------------------------------------
         4)      Date filed:                                                 N/A
                            ----------------------------------------------------

                   BASSETT FURNITURE INDUSTRIES, INCORPORATED

                               BASSETT, VIRGINIA

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD FEBRUARY 15, 1995

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Bassett Furniture Industries, Incorporated (the Company) will be held at the Company's Main Office Building, Bassett, Virginia, on Wednesday, February 15, 1995, at 10:00 a.m., Local Time, for the purpose of considering and acting upon the following:

          1.     The election of eleven Directors.

          2. A proposal to ratify the selection of KPMG Peat Marwick as independent public accountants for the fiscal year ending November 30, 1995.

          3. Any and all other matters that may properly come before the meeting or any adjournment thereof.

         The Board of Directors has fixed the close of business on December 9, 1994 as the record date for determining the stockholders entitled to notice of and to vote at the meeting and any adjournment thereof, and only holders of Common Stock of the Company of record at such date will be entitled to notice of or to vote at the meeting.

         THE BOARD OF DIRECTORS WILL APPRECIATE THE PROMPT RETURN OF THE ENCLOSED PROXY, DATED AND SIGNED. THE PROXY MAY BE REVOKED BY YOU AT ANY TIME BEFORE IT IS EXERCISED AND WILL NOT BE EXERCISED IF YOU ATTEND THE MEETING AND VOTE IN PERSON.

                                        By Order of the Board of Directors



                                        J. Stanley Payne
                                        Secretary and General Counsel

Bassett, Virginia
January 6, 1995

                   BASSETT FURNITURE INDUSTRIES, INCORPORATED

                 Post Office Box 626, Bassett, Virginia  24055

                                PROXY STATEMENT

GENERAL

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Stockholders of Bassett Furniture Industries, Incorporated (the Company) to be held at its Main Office Building, Bassett, Virginia, at 10:00 a.m., Local Time, on Wednesday, February 15, 1995. This Proxy Statement and accompanying proxy are being sent to the stockholders of the Company on or about January 6, 1995.

         Solicitation other than by mail may be made personally and by telephone by regularly employed officers and employees of the Company who will not be additionally compensated therefor. The Company will request brokers, dealers, banks or voting trustees, or their nominees, who hold stock in their names for others or hold stock for others who have the right to give voting instructions, to forward proxy materials to their principals and request authority for the execution of the proxy and will reimburse such institutions for their reasonable expenses in so doing. The total cost of soliciting proxies will be borne by the Company.

         Any proxy delivered in the accompanying form may be revoked by the person executing the proxy at any time, before the authority thereby granted is exercised, by written request addressed to J. Stanley Payne, Secretary, Bassett Furniture Industries, Incorporated, Post Office Box 626, Bassett, Virginia 24055 or by attending the meeting and electing to vote in person. Proxies received in such form will be voted as therein set forth at the meeting or any adjournment thereof.

         The only matters to be considered at the meeting, so far as known to the Board of Directors, are the matters set forth in the Notice of Annual Meeting of Stockholders, and routine matters incidental to the conduct of the meeting. However, if any other matters should come before the meeting or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy, or their substitutes, to vote said proxy in accordance with their judgment on such matters.

         Stockholders present or represented and entitled to vote on a matter at the meeting or any adjournment thereof will be entitled to one vote on such matter for each share of the Common Stock of the Company held by them of record at the close of business on December 9, 1994, which is the record date for determining the stockholders entitled to notice of and to vote at such meeting or any adjournment thereof. Voting on all matters, including the election of Directors, will be by voice vote or by show of hands. The number of shares of Common Stock of the Company outstanding on December 9, 1994 was 14,086,815.

PRINCIPAL STOCKHOLDERS AND HOLDINGS OF MANAGEMENT

         At December 9, 1994, the only persons known to the Company to be the beneficial owners of more than 5% of the $5.00 par value Common Stock of the Company (the Common Stock) were as follows:

                                           NUMBER OF SHARES
NAME AND ADDRESS OF                        AND NATURE OF                     PERCENT OF COMMON
BENEFICIAL OWNER                           BENEFICIAL OWNERSHIP              STOCK OUTSTANDING
- - ----------------                           --------------------              -----------------
Mitchell Hutchins Institutional               1,138,767(1)                           8.08%
Investors, Inc.
1285 Avenue of the Americas
New York, New York 10019

Bassett Employee Savings/                       947,811(2)                           6.73%
Retirement Plan
B. M. Brammer, Trustee
Bassett, Virginia  24055

Pioneering Management Corp.                     934,600(3)                           6.63%
60 State Street
Boston, Massachusetts  02114

- - --------------------
(1) The information concerning beneficial ownership has been provided to the Company by Mitchell Hutchins Institutional Investors, Inc. (Mitchell Hutchins). Mitchell Hutchins has sole voting power over 830,767 shares, sole dispositive power over 1,000,457 shares and shared dispositive power over 138,310 shares. Mitchell Hutchins has no voting power over 308,000 shares.

(2)  In his capacity as Trustee, B. M. Brammer, Executive Vice
     President-Finance, Treasurer and a Director of the Company, has sole voting and dispositive power over these shares.

(3) The information concerning beneficial ownership has been provided to the Company by Pioneering Management Corp. (Pioneering). Pioneering has sole voting power over all of these shares, sole dispositive power over 99,600 shares and shared dispositive power over 835,000 shares.

         The following table sets forth, as of December 9, 1994, information as to the beneficial ownership of the Common Stock by all Directors and executive officers of the Company as a group and by the named Executive Officers who are not also nominees as Directors. Information with respect to the beneficial ownership of the Common Stock by Robert H. Spilman, Glenn A. Hunsucker and the other nominees for Directors is contained in the table under "Election of Directors."

                                  NUMBER OF SHARES
NAME OF                           AND NATURE OF                     PERCENT OF COMMON
BENEFICIAL OWNER                  BENEFICIAL OWNERSHIP              STOCK OUTSTANDING(1)
- - ----------------                  --------------------              --------------------
Directors and executive           1,652,194(2)(3)                            11.62%
 officers as a group
 (27 persons)

J. C. Philpott                       12,888(4)                               (5)

                                  NUMBER OF SHARES
NAME OF                           AND NATURE OF                     PERCENT OF COMMON
BENEFICIAL OWNER                  BENEFICIAL OWNERSHIP              STOCK OUTSTANDING(1)
- - ----------------                  --------------------              --------------------
B. M. Brammer                       978,943(3)(4)                            6.88%

J. R. Meadors                        15,021(4)                               (5)

- - --------------------
(1) Based on the number of shares outstanding plus options held by directors and executive officers that are currently exercisable or that are exercisable within 60 days.

(2) Includes 134,422 shares subject to options held by directors and executive officers that are currently exercisable or that are exercisable within 60 days.

(3) Includes 947,811 shares of Common Stock held by the Company's Employee Savings/ Retirement Plan, for which B. M. Brammer, Executive Vice President-Finance, Treasurer and a Director, has sole voting and dispositive power in his capacity as Trustee. Also includes 7,344 shares held in trusts of which Mr. Brammer is trustee and shares held by Mr. Brammer's wife. Mr. Brammer disclaims beneficial ownership of these 7,344 shares.

(4) Includes 19,131 shares subject to options that are currently exercisable or that are exercisable within 60 days as follows: J. C. Philpott 7,091; B. M. Brammer 6,020; and J. R. Meadors 6,020. Does not include shares attributable to the named Executive Officers under the Company's Employee Savings/Retirement Plan.

(5)      Less than 1% of the outstanding Common Stock.

ELECTION OF DIRECTORS

         The Bylaws of the Company provide for eleven Directors. At the meeting, eleven Directors will be elected to serve, subject to the provisions of the Bylaws, until the 1996 Annual Meeting of Stockholders and until their successors are duly elected and qualified. In response to action by the Organization and Compensation Committee to increase the proportion of outside Directors on the Board of Directors, five Directors who are also employees of the Company will not stand for reelection. As a result, the Board of Directors will be composed almost entirely of outside directors. Directors are elected by a plurality of the votes cast by the holders of the shares entitled to vote at a meeting at which a quorum is present. Provided a quorum is present, abstentions and shares not voted are not taken into account in determining a plurality. A quorum consists of a majority of votes entitled to be cast. It is the intention of the persons named in the accompanying proxy to vote all proxies solicited by the Board of Directors FOR the eleven nominees listed below unless authority to vote for the nominees or any individual nominee is withheld by a stockholder in such stockholder's proxy. If for any reason any nominee shall not become a candidate for election as a Director at the meeting, an event not now anticipated, the proxies will be voted for the eleven nominees including such substitutes as shall be designated by the Board of Directors.

         The eleven nominees for election as a Director are listed below. All of the nominees were elected to their current terms, which expire in 1995, at the Annual Meeting of Stockholders held on February 2, 1994.

                                                                                                 PERCENT OF
                                                                              SHARES OF            COMMON
                                   OFFICES WITH THE COMPANY OR OTHER         COMMON STOCK          STOCK
 NAME AND DIRECTOR SINCE    AGE    OCCUPATION DURING PAST FIVE YEARS           OWNED (1)       OUTSTANDING(2)
 -----------------------    ---    ---------------------------------         ------------      --------------
 Peter W. Brown, M.D.        52   Partner, Virginia Surgical                     1,500(3)           (4)
   1993                           Associates of Richmond (general
                                  surgery); Director of Dominion
                                  Resources, Inc.

 Thomas E. Capps             59   Chairman of the Board and Chief                3,177(3)           (4)
   1989                           Executive Officer, Dominion Re-
                                  sources, Inc. (electric utility
                                  holding company); Director of
                                  Dominion Resources, Inc. and
                                  NationsBank Corporation

 Alan T. Dickson             63   Chairman of the Board since 1994               2,375(3)           (4)
   1989                           and President until 1994 of
                                  Ruddick Corporation (Diversified
                                  holding company); Director of
                                  Lance, Inc., NationsBank
                                  Corporation and Sonoco Products
                                  Company.

 Paul Fulton                 60   Dean of the Kenan-Flagler                      1,800(3)           (4)
   1993                           Business School of the University
                                  of North Carolina at Chapel Hill;
                                  President of Sara Lee Corporation
                                  (packaged food and consumer
                                  products) until 1993; Director of
                                  Sonoco Products Company,
                                  NationsBank Corporation, Cato
                                  Corporation and Winston Hotels,
                                  Inc.

 William H. Goodwin, Jr.     54   Chairman of the Board, AMF                     3,500(3)           (4)
   1992                           Companies (recreation products);
                                  Director of East Coast Oil
                                  Corporation and First Union
                                  Corporation

 Glenn A. Hunsucker          60   President and Chief Operating                 21,028(5)           (4)
   1974                           Officer of the Company

 George W. Lyles, Jr.        75   President, Lyles Chevrolet                     1,218(3)           (4)
   1983                           Company, Inc. and President,
                                  Transco, Inc. (diversified
                                  automobile dealers)

 James W. McGlothlin         54   Chairman of the Board, President                 968(3)           (4)
   1981                           and Chief Executive Officer, The
                                  United Company (energy, real
                                  estate, financial services, hotel
                                  and golf properties, retail and
                                  industrial supplies); Director of
                                  CSX Corporation

 Albert F. Sloan             65   Retired; Chairman of the Board,                  887(3)           (4)
   1984                           Lance, Inc. (snack foods) until
                                  1991; Director of Lance, Inc.,
                                  PCA International, Inc.,
                                  Richfoods Holdings, Inc. and Cato
                                  Corporation

                                                                                                 PERCENT OF
                                                                              SHARES OF            COMMON
                                   OFFICES WITH THE COMPANY OR OTHER         COMMON STOCK          STOCK
 NAME AND DIRECTOR SINCE    AGE    OCCUPATION DURING PAST FIVE YEARS           OWNED (1)       OUTSTANDING(2)
 -----------------------    ---    ---------------------------------         ------------      --------------
 John W. Snow                55   Chairman of the Board, President               1,175(3)           (4)
   1990                           and Chief Executive Officer, CSX
                                  Corporation (rail-based
                                  international transportation);
                                  Director of CSX Corporation,
                                  NationsBank Corporation, Dominion
                                  Resources, Inc. and Textron, Inc.

 Robert H. Spilman           67   Chairman of the Board and Chief              180,440(6)          1.27%
   1961                           Executive Officer of the Company;
                                  Director of NationsBank
                                  Corporation, Jefferson-Pilot
                                  Corporation, Trinova Corporation,
                                  The Pittston Company and Dominion
                                  Resources, Inc.

- - ---------------------
(1) Does not include shares attributable to officers of the Company as participants in the Company's Employee Savings/Retirement Plan.

(2) Based on the number of shares outstanding plus options held by Directors that are currently exercisable or which are exercisable within 60 days.

(3) Includes 500 shares subject to an option which is currently exercisable or exercisable within 60 days.

(4)   Less than 1% of the outstanding Common Stock.

(5) Includes 12,143 shares that are subject to options which are presently exercisable or are exercisable within 60 days.

(6) Includes 23,227 shares that are subject to options which are presently exercisable or are exercisable within 60 days. Also includes a total of 137,250 shares that are held in a trust of which Mr. Spilman is co-trustee, shares held by Mr. Spilman's wife directly and shares held in trusts of which Mr. Spilman's wife is trustee. Mr. Spilman disclaims beneficial ownership of these 137,250 shares.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

         The Board of Directors met four times during the 1994 fiscal year. Each Director attended at least 75% of the meetings of the Board of Directors and Committees on which he served. The Company has an Audit Committee and an Organization and Compensation Committee. The Board of Directors does not have a Nominating Committee.

         The Audit Committee is composed of Messrs. Brown, Capps, Dickson, Fulton, Lyles and Sloan and is responsible for monitoring the performance of the independent auditors for the Company, recommending their engagement or dismissal to the Board of Directors, approving all audit and related fees and reviewing and evaluating the internal auditor's audit schedule. The Audit Committee met twice during the fiscal year.

         The Organization and Compensation Committee is composed of Messrs. Dickson, Goodwin, McGlothlin, Sloan and Snow and reviews and makes recommendations to the Board of Directors with respect to executive and officer compensation and establishes, reviews and recommends changes to the organizational structure of the Company so as to utilize the management resources to best respond to the changing demands of the marketplace. The Organization and Compensation Committee met twice during the fiscal year.

ORGANIZATION AND COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Organization and Compensation Committee is composed of Messrs. Dickson, Goodwin, McGlothlin, Sloan and Snow. Mr. McGlothlin is Chairman of the Board, President and Chief Executive Officer of The United Company. On June 30, 1993, a subsidiary of The United Company, United Central Industrial Supply Company, purchased the assets of Blue Ridge Industrial Supply Company. United Central Industrial Supply Company has operated mining, mill and industrial supply stores for the past 20 years. Blue Ridge Industrial Supply Company conducted business with the Company prior to such acquisition and it is expected that it will continue to do business with the Company in the future. Blue Ridge Industrial Supply Company had sales of approximately $1,800,000 to the Company in the 1994 fiscal year. The prices charged by Blue Ridge Industrial Supply Company were negotiated on an arms-length basis and the Company believes such prices are at or below the prices charged for comparable products by other companies in the area.

ORGANIZATION AND COMPENSATION COMMITTEE REPORT

         The Organization and Compensation Committee of the Board of Directors has assisted the Company in developing and implementing compensation policies and programs which seek to improve the profitability of the Company and to maximize stockholder value over time. To accomplish this, the five outside directors who compose the Organization and Compensation Committee have developed executive compensation policies which are consistent with, and directly linked to, the Company's business objectives. These business objectives represent a composite of factors that are considered important for the future success of the Company. These factors attempt to balance long and short-term performance, including the continued maintenance of a strong balance sheet, growth of pre-tax profitability and earnings per share, control of costs, market growth and diversification and other criteria which may be introduced over time as a result of changes in the household furniture environment. The members of the Organization and Compensation Committee deliberate on matters affecting executive compensation. The decisions are reviewed by the full Board, with the exception of decisions on stock or option awards which are made by the Organization and Compensation Committee to satisfy tax and securities law requirements.

         The key principles which the Organization and Compensation Committee emphasizes in developing compensation programs affecting senior executives are:

         - Paying for performance that emphasizes corporate, business unit and individual achievement.

         - Motivating senior executives to the achievement of strategic and tactical business goals and objectives and rewarding outstanding achievement.

         - Linking the interests of senior executives with the long-term interests of the stockholders through ownership of the Common Stock.

         As the level of responsibility increases, an executive's compensation will be proportionately at greater risk, reflecting the rewards earned as a result of goal attainment. As responsibility increases, the compensation mix will rely increasingly on the value of stock awards.

         The four components of executive compensation are:

         Base Salary. Base salaries are generally competitive with high-performing, similar-sized companies in the industry. However, in recent years the base salaries have been kept at a relatively fixed rate to reflect the general economic conditions of the industry and to keep fixed costs under control. Significant increases in base salary have been the result of increased responsibilities assumed by an executive officer and the continued profitability of the Company in an increasingly competitive industry. The Organization and Compensation Committee emphasizes rewards in the total compensation context, rather than increasing base salary.

         Annual Incentive Bonuses. Target annual incentives are established for each executive in the form of a percentage of base salary. Discretionary adjustments to targets are made based on performance criteria, subjectively applied, which include the continued maintenance of a strong balance sheet, growth of pre-tax profitability and earnings per share, control of costs, market growth and diversification and other criteria which may be introduced over time as a result of changes in the household furniture environment. Annual bonuses are considered part of the total compensation package and represent a targeted portion of such total compensation. There were approximately 380 participants in the executive and management incentive plans for the years covered by this report.

         Annual Stock Option Grants. The Organization and Compensation Committee may grant options to acquire shares of Company Common Stock to those key executives who, in their judgment, have achieved goals and objectives as described in the corporate business plans.

         The performance criteria used to determine the eligibility to receive a stock option include growth of pre-tax profitability and earnings per share, control of costs, market growth and diversification, continued maintenance of a strong balance sheet and other criteria which may be introduced over time as a result of changes in the household furniture environment. The number of option shares granted to each executive is determined by taking a percentage of the total cash compensation and dividing that amount by the fair market value per share at the date of grant. The percentage is set annually by the Organization and Compensation Committee on a subjective basis, based upon individual performance. The number of option shares granted will be reduced in the event the executive does not own at least that number of shares of Company Common Stock equal to the number of shares subject to the option grant. This encourages executives to hold shares received upon the exercise of the options, further linking their interests to those of the stockholders. Stock option grants are considered part of the total compensation package and represent a targeted portion of such total compensation.

         Benefits. These programs are designed to provide protection against financial catastrophe that can result from illness, disability or death. Benefits offered to senior executives are those offered to all employees, with certain variations, to promote tax efficiency and replacement of benefits lost due to regulatory limitations.

         The Organization and Compensation Committee believes that executive compensation programs serve the interest of the stockholders of the Company. Pay delivered to the senior executive is intended to emphasize the achievement of goals and objectives of the Company. At risk, performance-based bonus compensation averaged approximately 35% of total annual cash compensation for the executive group during the fiscal year ended November 30, 1994. The range of bonus compensation can be from zero to a multiple of base salary, depending upon performance against goals and objectives for the year. The use of equity in the form of stock option grants requires executives to invest in the company they manage, and stockholder value creation becomes important, as with other stockholders.

         Chief Executive Officer's 1994 Compensation. Robert H. Spilman, Chairman of the Board and Chief Executive Officer of the Company, is eligible to participate in the same compensation programs available to other senior executives. The Organization and Compensation Committee seeks to be competitive with high-performing, similar-sized companies in the household furniture industry in the context of total compensation, placing more emphasis on at-risk incentives than on base salary. While this performance-driven compensation may produce variable compensation over the years, it is the belief of the Organization and Compensation Committee that this approach focuses the executive on the achievement of short and long-term goals and objectives which enhance stockholder value.

         The Organization and Compensation Committee determines, subjectively, the emphasis and importance of the above criteria each year to reflect the economic conditions of the household furniture industry and that of the Company.

         The base salary component of total compensation for Mr. Spilman for fiscal year 1994 was increased $50,000, remaining relatively competitive when compared to company size, performance and position within the industry. This increase reflected increased responsibilities assumed by Mr. Spilman and the continued profitability of the Company in an increasingly competitive industry. In addition, Mr. Spilman has assumed responsibility for developing a plan of transition to be implemented upon his retirement.

         The annual bonus paid and stock option grants awarded to Mr. Spilman were based upon the subjective application of the objective performance criteria stated above. The annual bonus for fiscal year 1994 was determined using these criteria resulting in a payment of $225,000, which is 50% of base salary. The performance objectives of the Company for stock option grants for Mr. Spilman were met in 1993, resulting in stock option grants in May 1994.

         For fiscal year 1995, the Organization and Compensation Committee will again establish performance criteria designed to enhance stockholder value. These criteria will be consistent with financial objectives of the Company and will be representative of the success needed to insure growth and profitability.

                           James W. McGlothlin, Chairman
                           Alan T. Dickson
                           William H. Goodwin, Jr.
                           Albert F. Sloan
                           John W. Snow


STOCKHOLDER RETURN PERFORMANCE GRAPH

         Included below are two line graphs comparing the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the Standard & Poor's 500 Index and the Company's current and former Peer Groups for the period commencing December 1, 1989 and ending November 30, 1994, covering the Company's five fiscal years ended November 30, 1994. The Company's current Peer Group (the New Peer Group) consists of nine publicly-traded companies, the Company, Ameriwood Industries International Corporation, Bush Industries, Inc. Class A Common Stock, DMI Furniture, Inc., La-Z-Boy Chair Company, Ladd Furniture, Inc., Masco Corp., Pulaski Furniture Corp. and Rowe Furniture Corp., each of which is in the household furniture industry. One company, Craftmatic Industries, Inc. was included in the Company's Peer Group last year (the Old Peer Group) but has been removed this year because it is engaged in manufacturing products which differ significantly from those manufactured by the Company.

       COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG THE COMPANY,
                      S&P 500 INDEX AND THE NEW PEER GROUP

                                Nov. 1989       Nov. 1990      Nov. 1991     Nov. 1992     Nov. 1993   Nov. 1994
Bassett Furniture Inds.         100.00          89.40          103.42        167.19        188.84      170.27
S & P 500 Index                 100.00          96.53          116.17        137.62        151.52      153.11
New Peer Group                  100.00          65.48           86.84        115.94        152.64      110.20

       COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG THE COMPANY,
                      S&P 500 INDEX AND THE OLD PEER GROUP

                                Nov. 1989       Nov. 1990      Nov. 1991     Nov. 1992     Nov. 1993   Nov. 1994
Bassett Furniture Inds.         100.00          89.40          103.42        167.19        188.84      170.27
S & P 500 Index                 100.00          96.53          116.17        137.62        151.52      153.11
Old Peer Group                  100.00          65.31           86.64        115.60        152.16      109.85

These graphs assume that $100 was invested in the Company's Common Stock on December 1, 1989, in the S&P 500 Index, the New Peer Group and in the Old Peer Group, and that dividends were reinvested.

EXECUTIVE COMPENSATION

         The table below shows the compensation paid or accrued by the Company for the three fiscal years ended November 30, 1994, to or for the account of the Chief Executive Officer and the Company's four other most highly compensated officers whose total annual salary and bonus exceeded $100,000 for the 1994 fiscal year (collectively, the named Executive Officers).

                           SUMMARY COMPENSATION TABLE

                                                                            LONG TERM
                                        ANNUAL COMPENSATION                COMPENSATION
                                    ----------------------------------     ------------

 NAME AND                                                 OTHER ANNUAL     STOCK OPTION       ALL OTHER
 PRINCIPAL               FISCAL     SALARY      BONUS     COMPENSATION        AWARDS        COMPENSATION
 POSITION                YEAR       ($)(1)      ($)(2)       ($)(3)           (#SH)            ($)(4)
 --------                ----       ------      ------       ------           -----            ------
 Robert H. Spilman       1994      450,000      225,000       ---               7,500           10,626
  Chairman of the        1993      400,000      200,000       ---              25,000            6,834
  Board and Chief        1992      360,000      200,000       ---              25,000            7,027
  Executive Officer

 Glenn A. Hunsucker      1994      230,000      130,000       ---               5,000           10,626
  President and Chief    1993      200,000      120,000       ---              18,750           10,343
  Operating Officer      1992      175,000      120,000       ---              12,500           10,037

 J. C. Philpott          1994      115,000       65,000       ---               2,000           10,436
  Executive Vice         1993      110,000       62,500       ---               6,250            9,585
  President - Manu-      1992      105,000       60,000       ---               6,250           10,037
  facturing

 B. M. Brammer           1994      100,000       70,000       ---               2,000           10,286
  Executive Vice         1993       97,000       67,500       ---               6,250            9,320
  President - Finance    1992       92,500       65,000       ---               6,250            9,073
  and Treasurer

 J. R. Meadors           1994       92,000       62,000       ---               2,000            9,665
  Senior Vice Presi-     1993       89,000       60,000       ---               6,250            8,619
  dent - Marketing       1992       85,000       57,500       ---               6,250            8,194

- - ------------------
(1) The salaries shown above include deferred compensation for each named Executive Officer under the Section 401(k) qualified, defined contribution Employee Savings/Retirement Plan.

(2) Under the Company's incentive bonus program, executives are paid cash awards which are directly related to their performance and contribution to the attainment of Company objectives and individual goals. Awards are made annually following the completion of the fiscal year.

(3) No named Executive Officer has received personal benefits during the listed years in excess of the lesser of $50,000 or 10% of annual salary.

(4)   Company matching contributions under the Company's Employee
      Savings/Retirement Plan.

      The table below shows all option and stock appreciation right (SAR) grants during the fiscal year ended November 30, 1994 to the Chief Executive Officer and each named Executive Officer and the grant date present value of option grants.

                     OPTION/SAR GRANTS IN 1994 FISCAL YEAR

                                                      INDIVIDUAL GRANTS
                                                      -----------------
                                     OPTIONS         % OF TOTAL OPTIONS       EXERCISE OR BASE                         GRANT DATE
                                     GRANTED        GRANTED TO EMPLOYEES           PRICE             EXPIRATION          PRESENT
 NAME                                (#)(1)             IN FISCAL YEAR            ($/SH)                DATE           VALUE($)(2)
 ----                                ------             --------------            ------                ----           -----------
Robert H. Spilman                    7,500                  11%                   26.25                5/03/04         $ 79,425
Glenn A. Hunsucker                   5,000                   7%                   26.25                5/03/04         $ 52,950
J. C. Philpott                       2,000                   3%                   26.25                5/03/04         $ 21,180
B. M. Brammer                        2,000                   3%                   26.25                5/03/04         $ 21,180
J. R. Meadors                        2,000                   3%                   26.25                5/03/04         $ 21,180

- - ------------------
(1)   No SARs were awarded during the 1994 fiscal year.

(2) Based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. The estimated values under the model are based on arbitrary assumptions as to variables such as interest rates, stock price volatility and future dividend yield, as follows: the options are assumed to be exercised at the end of the ten-year term; volatility at .3330, annual dividend yield of 2.5% and an interest rate of 6.50%. The real value of the options depends upon the actual perfor-mance of the Company's stock during the applicable period.

      The table below shows, on an aggregated basis, each exercise of stock options or SARs during the fiscal year ended November 30, 1994 by the Chief Executive Officer and each named Executive Officer and the 1994 fiscal year-end value of unexercised in-the-money options and SARs.

            AGGREGATED OPTION/SAR EXERCISES IN THE 1994 FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                                 NUMBER OF UNEXERCISED    VALUE OF UNEXERCISED
                                                                    OPTIONS/SARS AT    IN-THE-MONEY OPTIONS/SARS
                                                                    FY-END (#SH)(1)       AT FY-END ($)(1)(2)

                        SHARES ACQUIRED                               EXERCISABLE/            EXERCISABLE/
NAME                    ON EXERCISE (#SH)   VALUE REALIZED ($)       UNEXERCISABLE            UNEXERCISABLE
- - ----                    -----------------   ------------------       -------------            -------------
Robert H. Spilman           0                    0                   16,794/37,135            21,428/13,394
Glenn A. Hunsucker          0                    0                    8,571/24,108            15,178/4,019
J. C. Philpott              0                    0                    4,418/7,582              2,813/5,000
B. M. Brammer               0                    0                    3,347/7,582              2,009/5,000
J. R. Meadors               0                    0                    3,347/7,582              2,009/5,000

- - -------------------
(1) No SARs were exercised in 1994 and there were no SARs outstanding at the 1994 fiscal year end.

(2) The exercise price for unexercised options is $26.25 per share for 1994 grants, $37.40 per share for 1993 grants and $28 per share for 1992 grants.

SUPPLEMENTAL RETIREMENT INCOME PLAN

      The Company has a Supplemental Retirement Income Plan (the Supplemental
Plan) that covers certain senior executives to promote their long service and dedication and to provide an additional retirement benefit. Upon retirement, the Supplemental Plan provides for lifetime monthly payments in an amount equal to 65% of the Participant's final average compensation under the Supplemental Plan, which amount is reduced by (i) 50% of old age social security benefits,
(ii) the benefit that would be payable on a life annuity basis from Company contributions to the Employee Savings/Retirement Supplemental Plan based on a formula using maximum employee contributions, and (iii) the benefit that would be payable on a life annuity basis from funds the Company contributed to a Defined Benefit Plan that was terminated in 1977. There is no provision under the Supplemental Plan for a disability benefit if a participant's employment is terminated prior to age 65 due to disability; however, the participant, notwithstanding the termination of employment, shall continue to be covered by the Supplemental Plan. The death benefit is divided into (a) prior to retirement death, which pays the beneficiary 50% of final compensation for a period of 120 months, and (b) post retirement death, which pays the beneficiary 200% of final compensation in a single payment. There are no benefits payable as a result of a termination of employment for any reason other than death or retirement. The Supplemental Plan contains a change of control provision which provides for the immediate vesting and payment of the retirement benefit under the Supplemental Plan in the event of an employment termination resulting from a change of control. The Supplemental Plan is an unfunded liability of the Company which is credited with an interest rate representative of the Company's interest rate used in its major financial transactions and fluctuates with the market. The executives covered under this Supplemental Plan have waived participation in the Company's Group Life Insurance Program.

      The estimated annual benefit payable on retirement at age 65 (at a later assumed age for Mr. Spilman) for the named Executive Officers was as follows:
Robert H. Spilman $277,019, Glenn A. Hunsucker $149,599, J. C. Philpott $66,722, B. M. Brammer $58,241 and J. R. Meadors $56,742, assuming no change in rate of compensation after November 30, 1994.

DIRECTOR COMPENSATION

      Directors who are also employees of the Company or its subsidiaries receive no additional compensation for serving as directors. Directors who are not employees of the Company or its subsidiaries receive an annual retainer fee of $15,000, plus a fee of $500 for each Board and for each Committee meeting attended.

      Under the Company's 1993 Stock Plan for Non-Employee Directors (the Director Plan), Directors who are not regular employees of the Company are each automatically granted an option to purchase 500 shares of Common Stock on April 1 of each year, subject to adjustment in the event of stock dividends and splits, recapitalizations and similar transactions. On April 1, 1994, nine Directors were each granted an option to purchase 500 shares of Common Stock at an exercise price of $27.75 per share.

      An option granted under the Director Plan is not exercisable unless the optionee remains available to serve as a Director of the Company for six months after the date of grant. An optionee's rights under all outstanding options will terminate three months after his termination as a Director, unless the termination is because of death or disability, in which case the options will be exercisable for one year after such termination. Unless earlier terminated, all options granted under the Director Plan expire ten years from the date of grant.

      In addition, the Director Plan provides that eligible Directors of the Company may make an annual irrevocable election to receive up to 100% of their annual retainer fee in the form of a stock award. The total number of shares subject to a stock award will be determined based on the fair market value of the Common Stock on the date of the award is made. The Director may specify the percentage of the Director's annual retainer fee subject to the election, and the percentage of and the dates on which the shares covered by the stock award are to be issued. In the event a Director ceases to be a member of the Board of Directors for any reason, the total number of shares subject to the award which have not yet been issued to the Director will be issued to the Director within one year of his termination as a Director.

      The Company also has established a planned gift program for directors funded by life insurance policies on directors as part of its overall program to promote charitable giving. Upon the death of a Director, the Company will donate $500,000 to one or more qualifying charitable organizations recommended by the individual director and subsequently be reimbursed by life insurance proceeds. Individual directors derive no financial benefit from this program since all charitable deductions accrue solely to the Company. The program does not result in any material cost to the Company.

COMPLIANCE WITH SECTION 16(A) OF SECURITIES EXCHANGE ACT OF 1934

      Section 16(a) of the Securities Exchange Act of 1934 (the Exchange Act) requires the Company's Directors and executive officers and persons who own more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Common Stock and other equity securities. Executive officers, Directors and greater than 10% stockholders are required to furnish the Company with copies of all such reports they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended November 30, 1994, all Section 16(a) filing requirements applicable to its executive officers, Directors and greater than 10% beneficial stockholders were complied with.

RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

      Upon the recommendation of the Audit Committee, the Board of Directors has approved the selection of KPMG Peat Marwick as independent public accountants to audit the financial statements of the Company for the fiscal year ending November 30, 1995. This selection is being presented to the stockholders for their ratification at the Annual Meeting of Stockholders. The firm of KPMG Peat Marwick has audited the Company's financial statements annually since 1990 and is considered well qualified.

      Representatives of KPMG Peat Marwick are expected to be present at the Annual Meeting of Stockholders with an opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions.

      The Board of Directors recommends a vote FOR the ratification of the selection of KPMG Peat Marwick as independent public accountants to audit the financial statements of the Company for the fiscal year ending November 30, 1995, and proxies solicited by the Board of Directors will be so voted unless stockholders specify a different choice. If the stockholders do not ratify the selection of KPMG Peat Marwick, the selection of independent public accountants will be reconsidered by the Board of Directors.

STOCKHOLDER PROPOSALS

      Any proposal that a stockholder intends to present for action at the 1996 Annual Meeting of Stockholders, currently scheduled for February 21, 1996, must be received by the Company no later than September 15, 1995, in order for the proposal to be included in the proxy statement and form of proxy for the 1996 Annual Meeting of Stockholders. The proposal should be sent to J. Stanley Payne, Secretary, Bassett Furniture Industries, Incorporated, Post Office Box 626, Bassett, Virginia 24055.

PROXY              BASSETT FURNITURE INDUSTRIES, INCORPORATED              PROXY

               Proxy solicited by the Board of Directors for the
                  Annual Meeting to be held February 15, 1995

     The undersigned hereby appoints Glenn A. Hunsucker and B. M. Brammer, each or either of them, proxies, with full power of substitution, with the powers the undersigned would possess if personally present, to vote, as designated below, all shares of the $5.00 par value Common Stock of the undersigned in Bassett Furniture Industries, Incorporated at the Annual Meeting of Stockholders to be held on February 15, 1995, and at any adjournment thereof.
     THIS PROXY WILL BE VOTED AS SPECIFIED HEREIN AND, UNLESS OTHERWISE DIRECTED, WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES AS DIRECTORS AND FOR THE SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS. The Board of Directors recommends voting FOR on each item.

1. ELECTION OF DIRECTORS: Nominees are Peter W. Brown, M.D., Thomas E. Capps, Alan T. Dickson, Paul Fulton, William H. Goodwin, Jr., Glenn A. Hunsucker, George W. Lyles, Jr., James W. McGlothlin, Albert F. Sloan, John W. Snow and Robert H. Spilman.
       / / FOR all listed nominees (except do not vote for the nominee(s) whose name(s) I have written below)

       _________________________________________________________________________

               / / WITHHOLD AUTHORITY to vote for the listed nominees

2. RATIFICATION OF SELECTION OF KPMG PEAT MARWICK AS INDEPENDENT PUBLIC ACCOUNTANTS

       / / FOR       / / AGAINST      / / ABSTAIN





                          (continued from other side)



3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Receipt of Notice of Annual Meeting of Stockholders and accompanying Proxy Statement is hereby acknowledged. PLEASE DATE AND SIGN EXACTLY AS PRINTED BELOW AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

                                        Dated:___________________________, 1995.

                                        ________________________________________

                                        ________________________________________
                                        (When signing as attorney, executor,
                                        administrator, trustee, guardian, etc.,
                                        give title as such.  If joint account,
                                        each joint owner should sign.)